NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	May 15, 2009	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES DEFINITIVE AGREEMENTS TO ACQUIRE
 PRODUCING AND NONPRODUCING MINERAL AND ROYALTY INTERESTS

DALLAS, TEXAS -- Dorchester Minerals, L.P. (“DMLP”) today executed definitive agreements to acquire producing and nonproducing mineral and royalty interests located in Tarrant County, Texas from multiple parties.  The properties consist of varying undivided mineral and overriding royalty interests in six tracts totaling approximately 1820 acres in what is commonly referred to as the Core Area of the Barnett Shale Trend. All of the mineral interests were leased in 2003 to a predecessor of Chesapeake Energy Corporation, the current operator of and majority working interest owner in the properties.

Approximately 577 acres of the subject lands are pooled into six units totaling 1800 acres, approximately 1129 acres are developed on a lease basis and the remaining lands are leased but not pooled or drilled upon. Thirty-two wells have been drilled from eleven padsites located on or adjacent to the properties, of which twenty-six wells are completed for production and six have been drilled but not yet completed. Permits have been issued for four additional wells to be drilled on the properties. The aggregate net revenue interest in the properties ranges from 0.5% to 20.0%. Gross production during February 2009 from 25 wells located on the properties was 537,143 mcf.

The transaction is structured as a non-taxable contribution and exchange. The contributing entities will convey their undivided mineral and royalty interests in the subject lands to DMLP in exchange for 1,600,000 common limited partnership units. Consummation of the transaction is subject to usual and customary closing conditions and is expected to occur on June 30, 2009.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.